Exhibit 5.2
direct 216.583.7000 direct fax 216.583.7001

September 4, 2013

GenCorp Inc.

P.O. Box 537012

Sacramento, CA 95853

Aerojet Rocketdyne, Inc.

c/o GenCorp Inc.

P.O. Box 537012

Sacramento, CA 95853

Ladies and Gentlemen:

We have acted as special counsel to GenCorp Inc., an Ohio corporation (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 filed by the Company with the Commission on July 26, 2013 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance and exchange of up to $460,000,000 aggregate principal amount of new 7.125% Second-Priority Senior Secured Notes due 2021 (the “Exchange Notes”) for an equal aggregate principal amount of its currently existing and outstanding 7.125% Second-Priority Senior Secured Notes due 2021, which have certain transfer restrictions (the “Original Notes”). We have also acted as special counsel to Aerojet Rocketdyne, Inc., an Ohio corporation (the “Guarantor”), in connection with the guarantee of the Exchange Notes by the Guarantor and certain other guarantors named therein (collectively, the “Other Guarantors”), pursuant to the terms of the Indenture (as defined below) (the “Guarantee”).

The Exchange Notes will be issued under an Indenture dated as of January 28, 2013, by and among the Company, the Guarantor, the Other Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture thereto, dated as of June 14, 2013, by and among the Company, the Guarantor, the Other Guarantors and the Trustee (the “Indenture”). The Indenture is filed as Exhibit 4.1 to the Registration Statement.

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

1.	Registration Statement;

2.	the form of Exchange Notes;

GenCorp Inc.

Aerojet Rocketdyne, Inc.

September 4, 2013

3.	the form of Guarantee;

4.	a copy, certified as of a recent date by the Secretary of State of the State of Ohio to be a true copy, of the Amended Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Guarantor (the “Guarantor Articles of Incorporation”);

5.	a copy, certified as of the date hereof by the Vice President of the Company to be a true copy, of the Amended Code of Regulations of the Company (the “Company Code of Regulations”), and a copy, certified as of the date hereof by the Vice President of the Guarantor to be a true copy, of the Amended and Restated Code of Regulations of the Guarantor (the “Guarantor Code of Regulations”);

6.	good standing certificates received by us and dated as of a recent date from the Secretary of State of the State of Ohio (the “Good Standing Certificates”) as to the due incorporation, valid existence and good standing of the Company and the Guarantor;

7.	copies, certified as of the date hereof by the Vice President of the Company to be true copies, of (a) an Action by Unanimous Written Consent of the Board of Directors of the Company adopted on January 13, 2013 and (b) an Action by Unanimous Written Consent of the Pricing Committee of the Board of Directors of the Company adopted on January 18, 2013, in respect of the authorization and issuance of the Original Notes and the execution of the Purchase Agreement (as defined in the Indenture), the Indenture and other related agreements;

8.	copies, certified as of the date hereof by the Vice President of the Guarantor to be true copies, of (a) an Action by Unanimous Written Consent of the Board of Directors of the Guarantor adopted on January 13, 2013; and (b) an Action by Unanimous Written Consent of the Board of Directors of the Guarantor adopted on July 25, 2013, in respect of the authorization and issuance of the Guarantee by the Guarantor; and

9.	such other records and documents as we have deemed appropriate for purposes of rendering the opinion expressed below.

GenCorp Inc.

Aerojet Rocketdyne, Inc.

September 4, 2013

In making such examination, we have assumed (A) that the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement; (B) the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of all documents submitted to us as originals, and the completeness and conformity to original documents of documents submitted to us as certified or photostatic copies; (C) that the Indenture constitutes the legal, valid and binding obligation of the Trustee; and (D) that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended, and that the form of the Exchange Notes will conform to that included in the Indenture.

Based upon the foregoing, we are of the opinion that:

(a)	The Company and the Guarantor are each validly existing as a corporation in good standing under the laws of the State of Ohio.

(b)	The Company has the power to create the obligations under the Exchange Notes and the execution, delivery and performance of the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company.

(c)	The Guarantor has the power to create the obligations under the Guarantee and the execution, delivery and performance of the Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

We are members of the Bar of the State of Ohio and we express no opinion as to the effects of any laws other than the laws of the State of Ohio. The foregoing opinions are given as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. These opinions are being furnished in connection with the registration of the Exchange Notes and the Guarantee under the Registration Statement and are not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules

GenCorp Inc.

Aerojet Rocketdyne, Inc.

September 4, 2013

and regulations of the Commission. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ ULMER & BERNE LLP

ULMER & BERNE LLP